UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2023

F45 Training Holdings Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40590	38-3978689
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3601 South Congress Avenue, Building E

Austin, Texas 78704

(Address of Principal Executive Offices)

(737) 787-1955

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.00005 per share	FXLV	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

New Credit Agreement

On February 14, 2023, F45 Training Holdings Inc. (the “Company”) entered into a credit agreement (the “New Credit Agreement”) with certain subsidiaries of the Company party thereto as guarantors (the “Guarantors”), Alter Domus (US) LLC, as administrative Agent and Australian security trustee, and the lenders party thereto. The lender group consists of existing stockholders of the Company led by affiliates of Kennedy Lewis Management LP (“KLIM”), the investment manager to significant stockholders of the Company and party to the Company’s Third Amended and Restated Stockholders’ Agreement. The New Credit Agreement provides for a $90 million, five and a half year term loan facility (the “Term Loan”) at an original issue discount of 3.00% payable in kind. The proceeds from the Term Loan will be used by the Company to pay down its existing credit facility with JPMorgan Chase Bank, N.A. (the “JPM Facility”), to pay down other liabilities of the Company and for general corporate purposes. The obligations under the New Credit Agreement are secured by substantially all of the assets of the Company and the Guarantors.

Amounts outstanding under the New Credit Agreement accrue interest at a rate of 12.00% per annum, payable in kind.

The New Credit Agreement includes customary negative covenants that, among other things, restrict the Company’s ability to incur additional indebtedness, grant liens and make certain acquisitions, investments, asset dispositions and restricted payments.

The New Credit Agreement includes customary events of default, and customary rights and remedies upon the occurrence of any event of default thereunder, including rights to accelerate the loans, terminate the commitments thereunder and realize upon the collateral securing the obligations under the New Credit Agreement.

Upon repayment or acceleration of the Term Loan (including in connection with a change of control), the Company is required to pay an exit fee equal to: (i) 35% of the then-current principal balance of the Term Loan during the first 12 months following closing of the Term Loan; (ii) 25% of the then-current principal balance of the Term Loan during the next 12 months; and (iii) 10% of the then-current principal balance of the Term Loan thereafter.

A copy of the New Credit Agreement is attached hereto as Exhibit 10.1, and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the New Credit Agreement.

Letter Agreement

In connection with the New Credit Agreement, the Company and affiliates of KLIM also entered into a letter agreement, dated as of February 14, 2023 (the “Letter Agreement”), with respect to certain governance matters, including the board changes and Interim Chief Financial Officer appointment set forth in Item 5.02 below. In addition, the Letter Agreement includes certain mutual releases between the Company and the lenders under the New Credit Agreement.

A copy of the Letter Agreement is attached hereto as Exhibit 10.2, and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the Letter Agreement.

Amendment to Existing Credit Agreement

In connection with the entry into the New Credit Agreement, on February 14, 2023, the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and Australian Security Trustee, entered into a third amendment (the “Third Amendment”) to the amended and restated credit agreement, dated as of August 13, 2021 (as amended, the “Existing Credit Agreement”). Pursuant to the Third Amendment, certain amendments were made to the terms of the Existing Credit Agreement to permit the execution of the New Credit Agreement. The Third Amendment provides for a $70 million senior secured facility, comprised of a $68 million term loan and a $2 million revolving credit facility, with an interest rate of SOFR plus 550 basis points per annum, and a two-year term.

A copy of the Third Amendment is attached hereto as Exhibit 10.3, and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the Third Amendment.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignations

On February 13, 2023, Lee Wallace, Vanessa Douglas and Angelo Demasi, each a member of the Company’s Board of Directors (the “Board”), notified the Company that he/she was resigning from the Board effective as of immediately prior to funding of the loan under the New Credit Agreement. At the time of these resignations, Mr. Wallace served as a member of the Nominating and Corporate Governance Committee of the Board, Ms. Douglas served as a member of the Nominating and Corporate Governance Committee of the Board and Mr. Demasi served as a member of the Audit Committee of the Board and the Compensation Committee of the Board. None of Mr. Wallace’s, Ms. Douglas’s or Mr. Demasi’s resignations is the result of any disagreement with the Company relating to its operations, policies or practices or with the Board or management.

Appointment of New Directors

On February 13, 2023, the Board elected Timothy Bernlohr, Steven Scheiwe, Raphael Wallander and Lisa Gavales to the Board, effective as of the consummation of the transactions under the New Credit Agreement. The new directors will fill the vacancies on the Board created by the resignations of Mr. Wallace, Ms. Douglas, Mr. Demasi, and Richard Grellman, who resigned from the Board in December 2022.

Messrs. Bernlohr, Scheiwe and Wallander will each serve as a Class I director until the Company’s 2025 Annual Meeting of Stockholders and until his successor is duly elected and qualified, and Ms. Gavales will serve as a Class II Director until the Company’s 2023 Annual Meeting of Stockholders and until her successor is duly elected and qualified. The Board expects to appoint the new directors to the committees of the Board following the closing of the transactions contemplated by the Credit Agreement.

Each of Messrs. Bernlohr, Scheiwe and Wallander and Ms. Gavales will receive compensation for service as a non-employee director of the Company consistent with the compensation generally provided to other non-employee directors, as determined by the Board from time to time. Compensation for the Company’s non-employee directors is described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on May 2, 2022.

Messrs. Bernlohr, Scheiwe and Wallander and Ms. Gavales have no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. The Board has determined each of Messrs. Bernlohr, Scheiwe and Wallander and Ms. Gavales is independent under SEC standards and the standards of the New York Stock Exchange.

On February 14, 2023, the Board elected Gene Davis, a current director, as Chairman of the Board. In addition, the Board appointed certain directors to the committees of the Board. The Company’s Compensation Committee membership consists of Timothy Bernlohr (Chair), Liz Josefsberg, Lisa Gavales, and Steven Scheiwe. The Company’s Audit Committee membership consists of Gene Davis (Chair), Timothy Bernlohr, Steven Scheiwe and Raphael Wallander. The Nominating and Corporate Governance Committee membership consists of Gene Davis (Chair), Lisa Gavales, Liz Josefsberg, and Michael Raymond.

Appointment of Interim CFO

On February 13, 2023, the Board appointed Robert Madore as Interim Chief Financial Officer, to serve while the Board conducts a formal search for a permanent Chief Financial Officer.

Mr. Madore, age 58, brings to the Company a proven track record of financial leadership spanning an impressive and diverse 30-year career. Mr. Madore most recently served as Chief Financial Officer of Cronos Group, a global cannabinoid company, from August 2021 to November 2022. Prior to joining Cronos Group, Mr. Madore served as Chief Financial Officer of MacAndrews & Forbes Incorporated, an operator of a diverse range of businesses, from January 2021 until March 2021. Prior to MacAndrews & Forbes Incorporated, Mr. Madore served as Executive

Vice President and Chief Financial Officer of American Eagle Outfitters Inc. from 2016 through 2020. Prior to joining American Eagle Outfitters Inc., Mr. Madore served in a number of key financial and operational roles at Ralph Lauren Corporation beginning in 2004 through 2016, most recently as Senior Vice President and Chief Financial Officer from April 2015 to September 2016. Before joining Ralph Lauren Corporation, Mr. Madore was Executive Vice President and Chief Financial Officer for New York & Company from 2003 to 2004, and served as Chief Operating Officer and Chief Financial Officer of FutureBrand, a division of McCann Erickson, from 2001 to 2003. Before that, he held various executive management positions at Nine West Group, Inc. from 1995 through 2000. Mr. Madore began his career in 1987 at Deloitte & Touche LLP in audit services and worked in the firm’s mergers and acquisitions practice from 1993 until 1995. Mr. Madore received a Bachelor of Science from the Southern Connecticut State University, New Haven.

There are no arrangements or understandings between Mr. Madore and any other persons pursuant to which Mr. Madore was selected as an officer of the Company, and Mr. Madore has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Act.

Mr. Madore and the Company will execute an indemnification agreement, which provides among other matters, that the Company will indemnify Mr. Madore to the fullest extent permitted by applicable law with respect to any action, suit, arbitration, or any other proceeding whether civil, criminal, administrative or investigative by reason of the fact that Mr. Madore is or was a director, officer, employee, agent or trustee of the Company. Mr. Madore’s indemnification agreement is the same as that of other executive officers of the Company, the form of which is attached as Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 23, 2022, and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On February 15, 2023, the Company issued a press release announcing the transactions described in Item 1.01 of this Current Report on Form 8-K, the full text of which is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1*	Credit Agreement, dated as of February 14, 2023, by and among F45 Training Holdings Inc., as borrower, the other loan parties party thereto, the lenders party thereto and Alter Domus (US) LLC, as administrative agent and as Australian security trustee.

10.2	Letter Agreement, dated as of February 14, 2023, among F45 Training Holdings Inc. and the lender under that certain Credit Agreement, dated as of February 14, 2023, attached hereto as Exhibit 10.1.

10.3	Third Amendment to the Amended and Restated Credit Agreement, dated as of February 14, 2023, among F45 Training Holdings Inc., as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and Australian Security Trustee.

99.1	Press Release, dated February 15, 2023.

104	Cover Page Interactive Data File.

*

Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 15, 2023	F45 Training Holdings Inc.

	By:	/s/ Patrick Grosso
Patrick Grosso
Chief Legal Officer